Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

    AIM SERVICES Co., Ltd.

    Tokyo, Japan:

We have audited the accompanying consolidated balance sheets of AIM SERVICES Co., Ltd. and subsidiaries (the “Company”) as of March 31, 2009 and 2008, and the related consolidated statements of income, changes in equity, and cash flows for each of the three years in the period ended March 31, 2009 (all expressed in Japanese yen). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AIM SERVICES Co., Ltd. and subsidiaries as of March 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2009, in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”).

Japanese GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 12 to the consolidated financial statements.

Our audits also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1. Such U.S. dollar amounts are presented solely for the convenience of readers outside Japan.

/s/ DELOITTE TOUCHE TOHMATSU LLC

Tokyo, Japan

October 9, 2009

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Balance Sheets

March 31, 2009 and 2008

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2009	2008	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents (Note 2.b)	¥8,249,252	¥8,622,641	$83,326
Marketable securities (Notes 2.d and 3)	99,764	99,660	1,008
Receivables:
Trade notes	3,293	17,060	33
Trade accounts	13,063,367	13,478,079	131,953
Other	113,919	180,451	1,151
Inventories (Notes 2.c and 4)	1,518,118	1,468,508	15,335
Short-term loans	1,610,727	11,486	16,270
Deferred tax assets (Notes 2.n and 7)	1,999,429	1,945,313	20,196
Prepaid expenses and other	256,923	314,951	2,595
Allowance for doubtful accounts	(29,479)	(48,591)	(298)

Total current assets	26,885,313	26,089,558	271,569

PROPERTY, PLANT AND EQUIPMENT (Notes 2.f, 2.g, 2.l and 8):
Land	867,322	867,322	8,761
Buildings and structures	1,578,736	1,636,546	15,947
Machinery and equipment	1,051,023	1,069,288	10,616
Furniture and fixtures	1,442,589	1,304,604	14,572
Lease assets	116,557		1,177

Total	5,056,227	4,877,760	51,073
Accumulated depreciation	(2,887,900)	(2,917,591)	(29,171)

Net property, plant and equipment	2,168,327	1,960,169	21,902

INVESTMENTS AND OTHER ASSETS:
Investment securities (Notes 2.d and 3)	848,991	982,756	8,575
Investment in an associated company (Note 2.e)	543,399	457,872	5,489
Golf membership (Note 2.h)	203,910	205,910	2,060
Operating rights (Note 2.i)	44,228	69,509	447
Goodwill (Notes 2.a and 12.a)	3,198,384	3,612,665	32,307
Lease deposits (Notes 2.j and 2.l)	869,800	965,474	8,786
Insurance deposits (Note 2.j)	476,171	477,385	4,810
Deferred tax assets (Notes 2.n and 7)	554,468	553,341	5,601
Other assets	850,835	664,464	8,594
Allowance for doubtful accounts	(111,784)	(112,489)	(1,129)

Total investments and other assets	7,478,402	7,876,887	75,540

TOTAL	¥36,532,042	¥35,926,614	$369,011

Continued on following page.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Balance Sheets

March 31, 2009 and 2008

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2009	2008	2009
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Payables:
Trade notes	¥274,339	¥391,459	$2,771
Trade accounts	7,296,438	7,491,392	73,701
Other	451,391	398,473	4,559
Income tax payable	1,789,240	1,590,084	18,073
Consumption tax payable	771,078	814,578	7,789
Accrued bonuses to employees	3,839,017	3,762,582	38,778
Accrued bonuses to directors and corporate auditors (Note 2.m)	31,550	58,356	319
Accrued expenses	6,192,613	6,254,373	62,552
Other current liabilities	691,985	786,607	6,990

Total current liabilities	21,337,651	21,547,904	215,532

LONG-TERM LIABILITIES:
Employees’ retirement benefits (Notes 2.k, 5 and 12.c)	1,188,412	1,193,991	12,004
Retirement benefits for directors and corporate auditors (Note 2.k)	81,764	206,911	826
Other long-term liabilities	234,699	181,039	2,371

Total long-term liabilities	1,504,875	1,581,941	15,201

EQUITY (Note 6):

Common stock—authorized, 7,000,000 shares; issued, 556 shares in 2009 and 2008; and class shares subject to call option (Note 6.c)—authorized, 14,000,000 shares; issued, 11,507,826 shares in 2009 and 2008

Class A shares—authorized, 7,000,000 shares; issued, no shares in 2009 and 2008	1,909,797	1,909,797	19,291
Additional paid-in capital	2,591,398	2,591,398	26,176
Retained earnings	9,835,706	8,901,243	99,350
Unrealized (loss) gain on available-for-sale securities	(13,179)	34,153	(133)
Treasury stock—at cost:
Common stock—2 shares in 2009 and 2008; and class shares subject to call option (Note 6.c)—11,507,826 shares in 2009 and 2008	(680,820)	(680,820)	(6,877)

Total	13,642,902	12,755,771	137,807
Minority interests	46,614	40,998	471

Total equity	13,689,516	12,796,769	138,278

TOTAL	¥36,532,042	¥35,926,614	$369,011

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Income

Years Ended March 31, 2009, 2008 and 2007

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2009	2008	2007	2009
NET SALES	¥148,205,385	¥147,383,179	¥138,726,955	$1,497,024
COST OF SALES	130,296,828	129,298,082	121,656,834	1,316,129

Gross profit	17,908,557	18,085,097	17,070,121	180,895
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	12,471,676	12,987,333	12,516,683	125,977

Operating income	5,436,881	5,097,764	4,553,438	54,918

OTHER INCOME (EXPENSES):
Interest and dividends income	21,628	28,684	22,869	218
Interest expense	(14,293)	(34,654)	(59,394)	(144)
Loss on impairment of long-lived assets	(1,114)	(25,619)	(83,541)	(11)
Gain on sales of shares of subsidiaries	424,557		103,859	4,288
Other—net	109,816	142,641	174,965	1,110

Other income—net	540,594	111,052	158,758	5,461

INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS	5,977,475	5,208,816	4,712,196	60,379

INCOME TAXES (Note 7):
Current	3,065,799	2,724,442	2,373,818	30,968
Deferred	(28,897)	(101,046)	(48,718)	(292)

Total income taxes	3,036,902	2,623,396	2,325,100	30,676

MINORITY INTERESTS IN NET INCOME	(5,616)	(5,029)	(3,664)	(57)

NET INCOME	¥2,934,957	¥2,580,391	¥2,383,432	$29,646

	Yen			U.S. Dollars (Note 1)
	2009	2008	2007	2009
PER SHARE OF COMMON STOCK—Net income (Note 2.p)	¥5,297,757.03	¥4,657,744.39	¥4,276,598.31	$53,513.70

Per share of common stock—net income for the year ended March 31, 2007 was adjusted to reflect the reclassification of common stock to all class shares subject to call option (see Note 6.c) and the new issuance of common stock after the acquisition of all class shares subject to call option (see Note 6.c) on November 1, 2007.

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Changes in Equity

Years Ended March 31, 2009, 2008 and 2007

		Thousands of Yen
	Outstanding Number of Shares of Common Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Unrealized (Loss) Gain on Available- for-sale Securities	Treasury Stock	Total	Minority Interests	Total Equity
BALANCE, APRIL 1, 2006	11,152,801	¥1,909,797	¥2,591,398	¥4,004,053	¥314,554	¥(541,083)	¥8,278,719		¥8,278,719
Reclassified balance as of March 31, 2006								¥32,306	32,306
Net income				2,383,432			2,383,432		2,383,432
Bonuses to directors and corporate auditors (Note 2.m)				(61,142)			(61,142)		(61,142)
Purchases of treasury stock	(10,156)					(14,647)	(14,647)		(14,647)
Net change in the year					(109,073)		(109,073)	3,664	(105,409)
Other				(5,491)			(5,491)		(5,491)

BALANCE, MARCH 31, 2007	11,142,645	1,909,797	2,591,398	6,320,852	205,481	(555,730)	10,471,798	35,970	10,507,768
Net income				2,580,391			2,580,391		2,580,391
Purchases of treasury stock	(6,259)					(12,318)	(12,318)		(12,318)
Reclassification to class shares subject to call option (Note 6.c)	(11,136,386)
New issuance of common stock in exchange for the acquisition of all class shares subject to call option (Note 6.c)	556
Purchases of fractional shares after the new issuance of common stock in exchange for the acquisition of all class shares subject to call option (Note 6.c)	(2)					(112,772)	(112,772)		(112,772)
Net change in the year					(171,328)		(171,328)	5,028	(166,300)

BALANCE, MARCH 31, 2008	554	1,909,797	2,591,398	8,901,243	34,153	(680,820)	12,755,771	40,998	12,796,769
Net income				2,934,957			2,934,957		2,934,957
Cash dividends, ¥6,780,000 per share				(2,000,494)			(2,000,494)		(2,000,494)
Net change in the year					(47,332)		(47,332)	5,616	(41,716)

BALANCE, MARCH 31, 2009	554	¥1,909,797	¥2,591,398	¥9,835,706	¥(13,179)	¥(680,820)	¥13,642,902	¥46,614	¥13,689,516

Continued on following page.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Changes in Equity

Years Ended March 31, 2009, 2008 and 2007

	Thousands of U.S. Dollars (Note 1)
	Common Stock	Additional Paid-in Capital	Retained Earnings	Unrealized (Loss) Gain on Available- for-sale Securities	Treasury Stock	Total	Minority Interests	Total Equity
BALANCE, MARCH 31, 2008	$19,291	$26,176	$89,911	$345	$(6,877)	$128,846	$414	$129,260
Net income			29,646			29,646		29,646
Cash dividends, $68,485 per share			(20,207)			(20,207)		(20,207)
Net change in the year				(478)		(478)	57	(421)

BALANCE, MARCH 31, 2009	$19,291	$26,176	$99,350	$(133)	$(6,877)	$137,807	$471	$138,278

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended March 31, 2009, 2008 and 2007

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2009	2008	2007	2009
OPERATING ACTIVITIES:
Income before income taxes and minority interests	¥5,977,475	¥5,208,816	¥4,712,196	$60,379

Adjustments for:
Income taxes—paid	(2,870,323)	(2,634,894)	(2,102,635)	(28,993)
Depreciation and amortization	500,186	501,646	530,677	5,052
Amortization of goodwill	414,281	444,464	507,980	4,185
(Reversal of) provision for allowance for doubtful receivables	(16,127)	(10,366)	31,760	(163)
Provision for accrued bonuses to employees	112,724	480,701	606,136	1,139
(Reversal of) provision for accrued bonuses to directors and corporate auditors	(26,806)	(2,840)	61,196	(271)
Reversal of accrued employees’ retirement benefits	(53,226)	(91,312)	(249,068)	(538)
Reversal of accrued retirement benefits for directors and corporate auditors	(117,812)	(35,397)	(27,209)	(1,190)
Equity in earnings of an associated company	(85,527)	(79,688)	(44,783)	(864)
Gain on sales of property, plant and equipment	(99)	(1,870)	(49,626)	(1)
Loss on disposal and sales of property, plant and equipment	27,074	20,138	14,733	273
Gain on sales of shares of subsidiaries	(424,557)		(103,859)	(4,288)
Loss on impairment of long-lived assets	1,114	25,619	83,541	11
Loss from the prior year’s earnings			88,577
Write-off of intangible assets			37,724
Gain on sales of investment securities	(130)	0	(123,748)	(1)
Write-off of investment securities	57,634	3,548	22,926	582
Bonuses to directors and corporate auditors—paid			(61,142)
Increase in receivables—trade accounts (see additional information)	(166,124)	(600,101)	(856,635)	(1,678)
Increase in inventories	(49,640)	(4,269)	(85,400)	(501)
(Increase) decrease in interest receivable	(166)	1,431	(944)	(2)
(Decrease) increase in trade payables	(312,074)	(156,842)	567,407	(3,152)
Increase (decrease) in interest payable	9	(224)	2,792	0
Other—net	774,882	318,353	553,313	7,827

Total adjustments	(2,234,707)	(1,821,903)	(596,287)	(22,573)

Net cash provided by operating activities—(Forward)	¥3,742,768	¥3,386,913	¥4,115,909	$37,806

Continued on following page.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended March 31, 2009, 2008 and 2007

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2009	2008	2007	2009
Net cash provided by operating activities—(Forward)	¥3,742,768	¥3,386,913	¥4,115,909	$37,806

INVESTING ACTIVITIES:
Purchases of marketable securities	(99,764)	(99,660)	(99,630)	(1,008)
Redemption of marketable securities	99,660	99,630	99,950	1,007
Purchases of property, plant and equipment	(441,654)	(290,659)	(293,459)	(4,461)
Proceeds from sales of property, plant and equipment	3,827	3,965	193,247	38
Purchases of intangible assets	(288,629)	(200,255)	(112,042)	(2,915)
Proceeds from sales of intangible assets	12		726	0
Purchases of investment securities	(21,505)	(21,333)	(24,582)	(217)
Proceeds from sales of investment securities	576	0	219,365	6
Proceeds from sales of shares of subsidiaries	284,467		156,994	2,873
Disbursements for originating loans	(1,613,310)	(15,770)	(15,282)	(16,296)
Proceeds from collections of loans	13,817	13,407	17,935	139
Other	(37,934)	12,616	27,814	(383)

Net cash (used in) provided by investing activities	(2,100,437)	(498,059)	171,036	(21,217)

FINANCING ACTIVITIES:
Decrease in short-term bank loans			(650,000)
Repayments of long-term debt		(2,730,672)	(3,865,037)
Repayments of capital lease obligation	(15,226)			(154)
Purchases of treasury stock		(125,090)	(14,647)
Dividends paid	(2,000,494)			(20,207)

Net cash used in financing activities	(2,015,720)	(2,855,762)	(4,529,684)	(20,361)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(373,389)	33,092	(242,739)	(3,772)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	8,622,641	8,589,549	8,832,288	87,098

CASH AND CASH EQUIVALENTS, END OF YEAR	¥8,249,252	¥8,622,641	¥8,589,549	$83,326

Continued on following page.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended March 31, 2009, 2008 and 2007

ADDITIONAL INFORMATION

Interest payments for the years ended March 31, 2009, 2008 and 2007 were as follows:

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2009	2008	2007	2009
Interest payments	¥14,284	¥34,878	¥56,602	$144

Non-cash investing and financing activities were as follows:

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2009	2008	2007	2009
Sales of shares of subsidiaries:
Current assets	¥1,052,256		¥258,680	$10,629
Fixed assets	112,406		8,056	1,135
Current liabilities	(932,128)		(108,155)	(9,415)
Long-term liabilities	(19,191)			(194)
Gain on sales of shares of subsidiaries	424,557		103,859	4,288

Gross proceeds from sales of shares of subsidiaries	637,900		262,440	6,443
Cash and cash equivalents of the sold subsidiaries	(353,433)		(105,446)	(3,570)

Net proceeds from sales of shares of subsidiaries	¥284,467		¥156,994	$2,873

Acquisition of lease assets and obligations under finance leases	¥116,557			$1,177

On November 28, 2008, the Company sold all shares of the common stock of its subsidiary, Any Co., Ltd. (“Any”) to a third party (see Note 2.a for further information). The cash flows of Any were excluded from the consolidated statements of cash flows after the sale date while cash flows from assets and liabilities of Any including receivables – trade accounts from April 1, 2008 to November 28, 2008 were included in preparing the consolidated statements of cash flows for the year ended March 31, 2009. As a result, the balance of receivables – trade accounts was decreased from April 1, 2008 to March 31, 2009 by the amount of ¥414,712 thousand on the consolidated balance sheets, in contrast to the increase of receivables – trade accounts of ¥166,124 thousand on the consolidated statements of cash flows.

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended March 31, 2009, 2008 and 2007

1.	BASIS OF PRESENTING CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements have been prepared in accordance with the provisions set forth in the Companies Act of Japan (the “Companies Act”) and in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”). Japanese GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). Information relating to the nature and effect of such differences is presented in Note 12 to the consolidated financial statements.

In preparing these consolidated financial statements, certain reclassifications and rearrangements, including additions of the consolidated statements of cash flows and footnote disclosures, have been made to the consolidated financial statements issued domestically in order to present them in a form which is more familiar to readers outside Japan.

The consolidated financial statements are stated in Japanese yen, the currency of the country in which AIM SERVICES Co., Ltd. (the “Company”) is incorporated and operates. The translation of Japanese yen amounts into U.S. dollar amounts is included solely for the convenience of readers outside Japan and has been made at the rate of ¥99 to $1, the approximate rate of exchange at March 31, 2009. Such translation should not be construed as a representation that the Japanese yen amounts could be converted into U.S. dollars at that or any other rate.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Consolidation—The consolidated financial statements as of March 31, 2009 include the accounts of the Company and all 13 (15 in 2008 and 18 in 2007) subsidiaries (together, the “Group”).

An investment in an associated company (a company over which the Company has the ability to exercise significant influence) is accounted for by the equity method. Refer to Note 2.e.

The excess of the cost of an acquisition over the fair value of the net assets of the acquired subsidiaries at the date of acquisition is represented as “Goodwill” on the consolidated balance sheets and is being amortized on a straight-line basis over a period from 8 to 13 years.

Intercompany balances and transactions have been eliminated in consolidation. Unrealized profit included in assets resulting from transactions within the Group is eliminated.

On November 28, 2008, the Company sold all shares of the common stock of its subsidiary, Any, to MOSHI MOSHI HOTLINE, INC., an equity method investee of one of the Company’s major shareholders. Any had been a wholly owned subsidiary of the Company engaged in the temporary employment businesses. The Company sold all shares of Any to redeploy the Company’s capital to its core food servicing businesses due to the lack of the positive synergy between Any and the Company’s businesses. The gross proceeds from the sale were ¥637,900 thousand ($6,443 thousand), and the gain from the sale was ¥424,557 thousand ($4,288 thousand).

b.	Cash and Cash Equivalents—Cash equivalents are short-term investments that are readily convertible into cash and that are exposed to insignificant risk of changes in value. Cash equivalents include time deposits and benefit bonds of securities investment trusts, all of which mature or become due within three months of the date of acquisition.

c.	Inventories—Inventories are mainly stated at the latest purchase price which approximates the first-in, first-out cost method. Prior to April 1, 2008, inventories were stated at cost, determined by at the latest purchase price. In July 2006, the Accounting Standards Board of Japan (the “ASBJ”) issued ASBJ Statement No. 9, “Accounting Standard for Measurement of Inventories.” The standard requires that inventories held for sale in the ordinary course of business be measured at the lower of cost or net selling value, which is defined as the selling price less additional estimated manufacturing costs and estimated direct selling expenses. The replacement cost may be used in place of the net selling value, if appropriate.

The standard was effective for fiscal years beginning on or after April 1, 2008. The adoption of ASBJ Statement No. 9 did not have an impact on its consolidated financial position and results of operations.

d.	Marketable and Investment Securities—Marketable and investment securities are classified and accounted for, depending on management’s intent, as follows: (1) held-to-maturity debt securities, which are expected to be held to maturity with the positive intent and ability to hold to maturity, are reported at amortized cost and (2) available-for-sale securities, which are not classified as the aforementioned securities, are reported at fair value with unrealized gains and losses, net of applicable taxes, reported in a separate component of equity.

Non-marketable available-for-sale securities are stated at cost determined by the moving-average cost method. For other than temporary declines in fair value, non-marketable available-for-sale securities are reduced to net realizable value by a charge to income.

Declines in fair value of held-to-maturity and available-for-sale securities are analyzed to determine if the decline is temporary or “other than temporary.” When other than temporary declines occur, the investments are reduced to its fair value and the amount of the reduction is reported as a loss. Any increases in other than temporary declines in fair value will not be realized until the securities are sold.

e.	Investment in Associated Company—The Company uses the equity method of accounting for its investment in and earnings or losses of an associated company that the Company does not control but over which the Company does exert significant influence. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of an investee of between 20% and 50%. The Company determines whether a decline in fair value is other than temporary by considering various factors, such as historical financial data, product development activities and the overall health of the affiliate’s industry. If the Company considers any such decline to be other than temporary, then a write-down is recorded to the estimated fair value.

f.	Property, Plant and Equipment—Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment of the Group is computed substantially by the declining-balance method at rates based on the estimated useful lives of the assets, while the straight-line method is applied to the buildings which were acquired after April 1, 1998. The range of useful lives is principally from 6 to 50 years for buildings and structures, from 4 to 7 years for machinery and equipment, from 5 to 20 years for furniture and fixtures, and from 5 years for lease assets.

Amendments to the Corporate Tax Law in Japan have resulted in changes to the depreciation methods used for property, plant and equipment since April 1, 2007. Prior to these amendments, the Group’s depreciation methods were based on a depreciation limit of 95% and a residual value of 5% of the acquisition price of an asset. This depreciation limit and residual value were removed and the whole acquisition price can now be depreciated to the nominal value of ¥1 at the end of the asset’s useful life, either on a straight-line basis or on a declining-balance basis. The depreciation rates for both methods, set forth by the Corporate Tax Law, were also amended. Assets acquired on or after April 1, 2007 are depreciated according to the new depreciation methods while existing assets acquired on or before March 31, 2007 are depreciated based on the traditional methods with the depreciation limit written off equally over 5 years.

g.	Impairment of Long-Lived Assets—The Group reviews its long-lived assets for impairment whenever events or changes in circumstance indicate the carrying amount of an asset or asset group may not be recoverable. An impairment loss would be recognized if the carrying amount of an asset or asset group exceeds the sum of the undiscounted future cash flows expected to result from the continued use and eventual disposition of the asset or asset group. The impairment loss would be measured as the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of the discounted cash flows from the continued use and eventual disposition of the asset or the net selling price at disposition.

h.	Golf Membership—Golf membership is stated at cost. For other than temporary declines in fair value, golf membership is reduced to net realizable value by a charge to income.

i.	Operating Rights—Operating rights are carried at cost less accumulated amortization, which is calculated by the straight-line method over 5 years.

j.	Deposits—Deposits are mainly comprised of lease deposits for the Group’s office spaces and are refundable at the termination of each lease contract.

Insurance deposits consist of life insurance and non-life insurance policies for directors, for which the Company is the named beneficiary. Most of the insurance deposits are refundable.

k.	Retirement and Pension Plans—The Company and certain subsidiaries have non-contributory funded pension plans covering substantially all of their regular employees. The Group accounted for the liability for retirement benefits based on projected benefit obligations and plan assets at the balance sheet date.

Retirement benefits to directors and corporate auditors are provided at the amount which would be required if all directors and corporate auditors retired at the balance sheet date.

l.	Leases—In March 2007, the ASBJ issued an Accounting Standard—ASBJ Statement No. 13, “Accounting Standard for Lease Transaction and its Implementation Guidance” and ASBJ Guidance No. 16, “Guidance on Accounting Standard for Lease Transactions.” The new standard and related implementation guidance eliminated a transitional rule where companies were allowed to account for finance leases that do not transfer ownership at the end of the lease term as operating leases and require the companies to recognize them as finance leases on their balance sheet.

In accordance with new accounting standard for lease, the Company capitalized all finance leases on its consolidated balance sheets and depreciated by the straight-line method over leased term. However, finance leases that do not transfer ownership and whose commencement day falls prior to April 1, 2008 are continued to be accounted for as an operating lease with required disclosure in the notes in accordance with an exceptional rule in the new accounting standard.

The revised accounting standard for lease transactions is effective for fiscal years beginning on or after April 1, 2008. The effect of this change was to increase operating income by ¥1,422 thousand ($14 thousand) and income before income taxes and minority interests by ¥143 thousand ($1 thousand).

m.	Bonuses to Directors and Corporate Auditors—The ASBJ replaced the ASBJ Practical Issues Task Force (“PITF”) No. 13, “Accounting Treatment for Bonuses to Directors and Corporate Auditors” by issuing ASBJ Statement No. 4, “Accounting Standard for Directors’ Bonus” on November 29, 2005. Under the new accounting standard, bonuses to directors and corporate auditors must be expensed and are no longer allowed to be directly charged to retained earnings. This accounting standard is effective for fiscal years ending on or after May 1, 2006. The companies must accrue bonuses to directors and corporate auditors at the year end to which such bonuses are attributable.

The Company adopted the new accounting standard for bonuses to directors and corporate auditors from the year ended March 31, 2007. The effect of adoption of this accounting standard was to decrease income before income taxes and minority interests for the year ended March 31, 2007 by ¥61,196 thousand.

n.	Income Taxes—The Group adopted the accounting standard for interperiod allocation of income taxes based on the asset and liability method. Deferred income taxes are recorded to reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. These deferred taxes are measured by applying currently enacted tax laws to the temporary differences.

o.	Appropriations of Retained Earnings—Appropriations of retained earnings at each year end are reflected in the consolidated financial statements for the following year upon shareholders’ approval.

p.	Per Share Information—Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common stock outstanding for the period. Prior year per share information has been adjusted to reflect the Company’s acquisition of issued shares. On November 1, 2007, the Company acquired all of its issued class shares subject to call option (see Note 6.c) in exchange for new shares of common stock (at a ratio of 1 to 0.00005) following the resolution at the extraordinary shareholders meeting held on September 25, 2007, resulting in an increase of treasury stock.

q.	Revenue Recognition—Most of the operating businesses of the Group have contractual relationships with customers. In these businesses, revenue is recognized in the period in which the services are provided pursuant to the terms of the contracts. Revenue from dining, delivery food and beverage services is recognized upon delivery of food and beverage products.

3.	MARKETABLE AND INVESTMENT SECURITIES

Marketable and investment securities at March 31, 2009 and 2008 consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2009	2008	2009
Current—Debt securities	¥99,764	¥99,660	$1,008

Total	¥99,764	¥99,660	$1,008

Non-current:
Marketable equity securities	¥448,004	¥577,652	$4,525
Non-marketable equity securities	400,987	405,104	4,050

Total	¥848,991	¥982,756	$8,575

Information regarding marketable equity securities classified as available-for-sale and held-to-maturity debt securities at March 31, 2009 and 2008 was as follows:

	Thousands of Yen
March 31, 2009	Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available-for-sale marketable equity securities	¥346,657	¥112,295	¥10,948	¥448,004
Held-to-maturity debt securities	99,764			99,764

Total	¥446,421	¥112,295	¥10,948	¥547,768

March 31, 2008
Available-for-sale marketable equity securities	¥379,038	¥235,974	¥37,360	¥577,652
Held-to-maturity debt securities	99,660			99,660

Total	¥478,698	¥235,974	¥37,360	¥677,312

	Thousands of U.S. Dollars
March 31, 2009	Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available-for-sale marketable equity securities	$3,502	$1,134	$111	$4,525
Held-to-maturity debt securities	1,008			1,008

Total	$4,510	$1,134	$111	$5,533

Cost and unrealized gains of available-for-sale marketable equity securities as of March 31, 2008 have been corrected due to an immaterial error from ¥518,132 thousand to ¥379,038 thousand and from ¥96,880 thousand and ¥235,974 thousand, respectively. As a result of this correction, total of cost and unrealized gains as of March 31, 2008 have been corrected from ¥617,792 thousand to ¥478,698 thousand and ¥96,880 thousand to ¥235,974 thousand, respectively.

Carrying amounts of available-for-sale securities whose fair value is not readily determinable as of March 31, 2009 and 2008 were as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2009	2008	2009
Available-for-sale—Non-marketable equity securities	¥400,987	¥405,104	$4,050

The carrying amounts of debt securities by contractual maturities for securities classified as held-to-maturity at March 31, 2009 were as follows:

	Thousands of Yen	Thousands of U.S. Dollars
Due within one year	¥99,764	$1,008

4.	INVENTORIES

Inventories at March 31, 2009 and 2008 consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2009	2008	2009
Merchandise	¥426,083	¥429,431	$4,304
Raw materials	857,241	838,037	8,659
Supplies	234,794	201,040	2,372

Total	¥1,518,118	¥1,468,508	$15,335

5.	LIABILITY FOR EMPLOYEES’ RETIREMENT BENEFITS

The Company and certain subsidiaries have non-contributory funded pension plans for employees.

Under most circumstances, employees terminating their employment are entitled to retirement benefits determined based on the rate of pay at the time of termination, years of service and certain other factors. Such retirement benefits are made in the form of a lump-sum severance payment from the Company or from certain subsidiaries and annuity payments from a trustee. Employees are entitled to larger payments if the termination is involuntary, by retirement at the mandatory retirement age, or by death.

The liability for employees’ retirement benefits at March 31, 2009 and 2008 consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2009	2008	2009
Projected benefit obligation	¥7,484,307	¥7,201,083	$75,599
Fair value of plan assets	(4,838,456)	(5,882,322)	(48,873)
Unrecognized actuarial loss	(1,607,087)	(236,478)	(16,233)

Net amount on the consolidated balance sheets	1,038,764	1,082,283	10,493
Prepaid pension costs	(149,648)	(111,708)	(1,511)

Employees’ retirement benefits	¥1,188,412	¥1,193,991	$12,004

The components of net periodic benefit costs are as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2009	2008	2007	2009
Service cost	¥547,820	¥524,094	¥528,933	$5,534
Interest cost	139,831	131,585	128,002	1,412
Expected return on plan assets	(117,510)	(134,620)	(122,884)	(1,187)
Recognized actuarial loss (gain)	54,580	(38,797)	(7,966)	551

Net periodic benefit costs	¥624,721	¥482,262	¥526,085	$6,310

Assumptions used for the years ended March 31, 2009, 2008 and 2007 are set forth as follows:

	2009	2008	2007
Discount rate	2.0%	2.0%	2.0%
Expected rate of return on plan assets	2.0%	From 2.0% to 2.5%	From 2.0% to 3.6%
Recognition period of actuarial gain/loss	From 5 to 12 years	From 5 to 12 years	From 5 to 12 years

6.	EQUITY

Since May 1, 2006, Japanese companies have been subject to the Companies Act which reformed and replaced the Commercial Code of Japan (the “Code”). The significant provisions in the Companies Act that affect financial and accounting matters are summarized below:

a.	Dividends

Under the Companies Act, companies can pay dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders meeting. If companies that meet certain criteria such as: (1) having a Board of Directors, (2) having independent auditors, (3) having a Board of Corporate Auditors, and (4) the term of service of the directors is prescribed as one year rather than two years of normal term by its articles of incorporation, the Board of Directors may declare dividends (except for dividends in-kind) at any time during the fiscal year if the company has prescribed so in its articles of incorporation. The Company meets all the above criteria.

The Companies Act permits companies to distribute dividends in-kind (non-cash assets) to shareholders subject to a certain limitation and additional requirements.

Semiannual interim dividends may also be paid once a year upon resolution by the Board of Directors if the articles of incorporation of the company so stipulate. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than ¥3,000 thousand.

b.	Increases/Decreases and Transfer of Common Stock, Reserve and Surplus

The Companies Act requires that an amount equal to 10% of dividends must be appropriated as a legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the payment of such dividends until the total of aggregate amount of legal reserve and additional paid-in capital equals 25% of the common stock. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that common stock, legal reserve, additional paid-in capital, other capital surplus and retained earnings can be transferred among the accounts under certain conditions upon resolution of the shareholders.

c.	Treasury Stock and Treasury Stock Acquisition Rights

The Companies Act also provides for companies to purchase treasury stock and dispose of such treasury stock by resolution of the Board of Directors. The amount of treasury stock purchased cannot exceed the amount available for distribution to the shareholders which is determined by specific formula. Under the Companies Act, stock acquisition rights, which were previously presented as a liability, are now presented as a separate component of equity. The Companies Act also provides that companies can purchase both treasury stock acquisition rights and treasury stock. Such treasury stock acquisition rights are presented as a separate component of equity or deducted directly from stock acquisition rights.

Pursuant to a resolution at the extraordinary shareholders meeting held on September 25, 2007, the Company exchanged all outstanding common shares on a 1-for-1 basis for new class shares each of which included a call option which allows the Company, at its option, to exchange all of the new class shares for new common shares at an exchange ratio of 20,000 class shares to 1 new common share. On November 1, 2007, the Company exercised its call options and exchanged all of its issued class shares for new shares of common stock. On January 31, 2008, shareholders with fractional shares were paid in cash a total amount of ¥112,772 thousand, which consisted of ¥86,618 thousand that had been paid and ¥26,154 thousand that was accrued as a liability, based on the provisions set forth by the Companies Act.

7.	INCOME TAXES

The tax effects of temporary differences which resulted in deferred tax assets at March 31, 2009 and 2008 are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2009	2008	2009
Current:
Deferred tax assets:
Accrued bonuses to employees	¥1,538,982	¥1,530,855	$15,545
Accrued enterprise taxes	154,154	122,367	1,557
Social insurance contributions by employer	211,804	209,591	2,139
Accrued business office taxes	15,229	17,570	154
Other	82,916	68,877	838

Total	2,003,085	1,949,260	20,233

Deferred tax liabilities—other	3,656	3,947	37

Total	3,656	3,947	37

Net deferred tax assets	¥1,999,429	¥1,945,313	$20,196

Non-current:
Deferred tax assets:
Employees’ retirement benefits	¥427,457	¥433,847	$4,318
Loss on devaluation of investment securities	92,149	68,910	931
Loss on devaluation of golf membership	7,099	7,141	71
Retirement benefits for directors and corporate auditors	35,645	83,090	360
Loss on impairment of long-lived assets	66,507	75,051	672
Allowance for doubtful accounts	25,996	28,039	262
Other	58,604	53,636	592
Less valuation allowance	(118,336)	(106,080)	(1,195)

Total	595,121	643,634	6,011

Deferred tax liabilities—net unrealized gain on available-for-sale securities	40,653	90,293	410

Total	40,653	90,293	410

Net deferred tax assets	¥554,468	¥553,341	$5,601

A reconciliation between the normal effective statutory tax rate and the actual effective tax rate reflected in the accompanying consolidated statements of income for the years ended March 31, 2009, 2008 and 2007 is as follows:

	2009	2008	2007
Normal effective statutory tax rate	40%	40%	40%
Expenses not deductible for income tax purposes	1	1	1
Non-taxable dividend income		(2)	(2)
Per capita levy of local taxes	5	6	7
Amortization of goodwill	3	3	4
Taxes for prior years		1
Other—net	2	1	(1)

Actual effective tax rate	51%	50%	49%

8.	LEASES

The Group leases certain machinery, dining support service related equipment, office space and other assets.

Lease payments under finance leases for the years ended March 31, 2009, 2008, and 2007 were ¥396,785 thousand ($4,008 thousand), ¥417,504 thousand and ¥449,073 thousand, respectively.

For the year ended March 31, 2007, the Group recorded an impairment loss of ¥12,304 thousand on certain leased property held under finance leases that do not transfer ownership and the related allowance for impairment loss on leased property, which is included in other long-term liabilities. There were no impairment losses for the years ended March 31, 2009 and 2008.

Obligations under finance leases and future minimum payments under noncancelable operating leases were as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2009		2009
	Finance Leases	Operating Leases	Finance Leases	Operating Leases
Due within one year	¥22,822	¥91,675	$231	$926
Due after one year	79,300	192,023	801	1,940

Total	¥102,122	¥283,698	$1,032	$2,866

As discussed in Note 2.l, the Company accounts for leases which existed of the transition date and does not transfer ownership of the leased property to the lessee as operating lease transactions.

Pro forma information of such leased property existing at the transition date, such as acquisition cost, accumulated depreciation, obligations under finance leases, depreciation expense, interest expense and other information of finance leases that do not transfer ownership of the leased property to the lessee on an “as if capitalized” basis for the years ended March 31, 2009 and 2008 was as follows:

	Thousands of Yen				Thousands of U.S. Dollars
	2009				2009
	Machinery and Equipment	Furniture and Fixtures	Software	Total	Machinery and Equipment	Furniture and Fixtures	Software	Total
Acquisition cost	¥26,859	¥1,429,919	¥210,554	¥1,667,332	$271	$14,444	$2,127	$16,842
Accumulated depreciation	11,753	807,162	160,205	979,120	119	8,153	1,618	9,890

Net leased property	¥15,106	¥622,757	¥50,349	¥688,212	$152	$6,291	$509	$6,952

	Thousands of Yen
	2008
	Machinery and Equipment	Furniture and Fixtures	Software	Total
Acquisition cost	¥69,541	¥1,756,471	¥227,338	¥2,053,350
Accumulated depreciation	39,155	753,570	123,509	916,234

Net leased property	¥30,386	¥1,002,901	¥103,829	¥1,137,116

Acquisition cost and accumulated depreciation of Machinery and Equipment and Furniture and Fixtures as of March 31, 2008 have been corrected due to an immaterial error from ¥282,306 thousand and ¥148,854 thousand to ¥69,541 thousand and ¥39,155 thousand and from ¥1,543,706 thousand and ¥643,871 thousand to ¥1,756,471 thousand and ¥753,570 thousand, respectively. As a result of this correction, the amount of net leased property of Machinery and Equipment and Furniture and Fixtures as of March 31, 2008 have been corrected from ¥133,452 thousand and ¥899,835 thousand to ¥30,386 thousand and ¥1,002,901 thousand, respectively.

Obligations under finance leases:

	Thousands of Yen		Thousands of U.S. Dollars
	2009	2008	2009
Due within one year	¥327,077	¥407,172	$3,303
Due after one year	365,767	754,521	3,695

Total	¥692,844	¥1,161,693	$6,998

Depreciation expense, interest expense and other information under finance leases:

	Thousands of Yen			Thousands of U.S. Dollars
	2009	2008	2007	2009
Depreciation expense	¥378,306	¥398,095	¥429,196	$3,821
Interest expense	19,296	22,484	25,168	195

Total	¥397,602	¥420,579	¥454,364	$4,016

Reversal of allowance for impairment loss on leased property			¥119
Impairment loss			12,304

Depreciation expense and interest expense, which are not reflected in the accompanying consolidated statements of income, are computed by the straight-line method and the interest method, respectively.

The minimum rental commitments under noncancelable operating leases as lessees at March 31, 2009 were as follows:

	Thousands of Yen	Thousands of U.S. Dollars
Due within one year	¥91,675	$926
Due after one year	192,023	1,940

Total	¥283,698	$2,866

9.	SEGMENT INFORMATION

Information about industry segments of the Group for the years ended March 31, 2009, 2008 and 2007 is set forth below. In December 2006, the Company disposed of its Extermination of Harmful Insects and Facility Services and in November 2008, the Company disposed of its Temporary Staffing Services.

Industry Segments

a.	Sales and Operating Income

	Thousands of Yen
	2009
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	¥133,182,813	¥7,968,101	¥5,354,844	¥1,444,549	¥255,078	¥148,205,385		¥148,205,385
Intersegment sales		228,321	118,508	416,962	251,047	1,014,838	¥(1,014,838)

Total sales	133,182,813	8,196,422	5,473,352	1,861,511	506,125	149,220,223	(1,014,838)	148,205,385
Operating expenses	126,468,024	7,895,154	5,355,943	1,690,224	522,311	141,931,656	836,848	142,768,504

Operating income (loss)	¥6,714,789	¥301,268	¥117,409	¥171,287	¥(16,186)	¥7,288,567	¥(1,851,686)	¥5,436,881

b. Total Assets, Depreciation, Impairment Loss and Capital Expenditures
	Thousands of Yen
	2009
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Total assets	¥30,824,442	¥4,014,612		¥1,510,057	¥72,932	¥36,422,043	¥109,999	¥36,532,042
Depreciation and other	239,946	65,491	¥9,516	79,212	250	394,415	105,771	500,186
Impairment loss	1,114					1,114		1,114
Capital expenditures	410,310	24,395		167,250		601,955	175,803	777,758

a.	Sales and Operating Income

	Thousands of U.S. Dollars
	2009
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	$1,345,281	$80,486	$54,089	$14,591	$2,577	$1,497,024		$1,497,024
Intersegment sales		2,306	1,197	4,212	2,536	10,251	$(10,251)

Total sales	1,345,281	82,792	55,286	18,803	5,113	1,507,275	(10,251)	1,497,024
Operating expenses	1,277,455	79,749	54,100	17,073	5,276	1,433,653	8,453	1,442,106

Operating income (loss)	$67,826	$3,043	$1,186	$1,730	$(163)	$73,622	$(18,704)	$54,918

b. Total Assets, Depreciation, Impairment Loss and Capital Expenditures
	Thousands of U.S. Dollars
	2009
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Total assets	$311,358	$40,552		$15,253	$737	$367,900	$1,111	$369,011
Depreciation and other	2,424	661	$96	800	3	3,984	1,068	5,052
Impairment loss	11					11		11
Capital expenditures	4,145	246		1,689		6,080	1,776	7,856
a. Sales and Operating Income
	Thousands of Yen
	2008
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	¥129,008,204	¥9,708,955	¥6,603,226	¥1,424,414	¥638,380	¥147,383,179		¥147,383,179
Intersegment sales		234,384	145,004	549,329	246,554	1,175,271	¥(1,175,271)

Total sales	129,008,204	9,943,339	6,748,230	1,973,743	884,934	148,558,450	(1,175,271)	147,383,179
Operating expenses	122,991,089	9,609,088	6,506,917	1,803,103	896,715	141,806,912	478,503	142,285,415

Operating income (loss)	¥6,017,115	¥334,251	¥241,313	¥170,640	¥(11,781)	¥6,751,538	¥(1,653,774)	¥5,097,764

b. Total Assets, Depreciation, Impairment Loss and Capital Expenditures
	Thousands of Yen
	2008
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Total assets	¥31,512,416	¥4,132,322	¥1,469,697	¥1,410,569	¥98,902	¥38,623,906	¥(2,697,292)	¥35,926,614
Depreciation and other	214,156	33,241	10,075	64,683	331	322,486	153,926	476,412
Impairment loss	25,619					25,619		25,619
Capital expenditures	262,278	114,694	1,476	47,512	115	426,075	91,590	517,665

a.	Sales and Operating Income

	Thousands of Yen
	2007
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Extermination of Harmful Insects and Facility Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	¥121,391,191	¥8,611,205	¥5,859,573	¥786,191	¥1,407,703	¥671,092	¥138,726,955		¥138,726,955
Intersegment sales	1,039	198,892	133,532	72,240	330,382	256,363	992,448	¥(992,448)

Total sales	121,392,230	8,810,097	5,993,105	858,431	1,738,085	927,455	139,719,403	(992,448)	138,726,955
Operating expenses	115,952,849	8,429,934	5,789,512	844,583	1,606,168	933,234	133,556,280	617,237	134,173,517

Operating income (loss)	¥5,439,381	¥380,163	¥203,593	¥13,848	¥131,917	¥(5,779)	¥6,163,123	¥(1,609,685)	¥4,553,438

b.	Total Assets, Depreciation, Impairment Loss and Capital Expenditures

	Thousands of Yen
	2007
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Extermination of Harmful Insects and Facility Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Total assets	¥29,987,693	¥5,314,952	¥1,328,449		¥1,457,939	¥54,821	¥38,143,854	¥(2,378,292)	¥35,765,562
Depreciation and other	222,913	25,602	11,811	¥1,300	77,832	817	340,275	165,121	505,396
Impairment loss	83,541						83,541		83,541
Capital expenditures	201,136	36,592	10,132		71,317	164	319,341	113,283	432,624

The Company has no branch offices or subsidiaries in foreign countries, therefore geographic segment information has not been disclosed. Also, sales to foreign customers have not been presented because neither the Company nor its subsidiaries recorded foreign sales for the years ended March 31, 2009, 2008 and 2007.

10.	RELATED PARTY TRANSACTIONS

Transactions of the Company with subsidiaries and associated companies for the years ended March 31, 2009, 2008 and 2007 were as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2009	2008	2007	2009
Tax accountant fee to a corporate auditor (2)		¥1,800	¥1,800
Purchase transactions with a subsidiary of a shareholder during the year (3)	¥10,257,589			$103,612
The balances due to or from these subsidiaries and associated companies at March 31, 2009, 2008 and 2007 were as follows:
	Thousands of Yen			Thousands of U.S. Dollars
	2009	2008	2007	2009
Short-term loans made to a subsidiary of a major shareholder during the year (1)	¥676,712	¥1,297,677	¥1,418,356	$6,835
Account payable to a subsidiary of a shareholder as of March 31, 2009 (3)	1,666,893			16,837

Notes:	(1) Short-term loans generally have less than one month term. The amounts in the table represent the average balances of the short-term loans during the year.

(2) There was no material transaction with the corporate auditor for the year ended March 31, 2009.

(3) In October 2006, the ASBJ issued Accounting Standard—ASBJ Statement No. 11, “Accounting Standard for Related Party Disclosures,” and ASBJ Guidance No. 13, “Guidance on Accounting Standard for Related Party Disclosures.” The new standard and related implementation guidance address the definition of related parties and transactions subject to disclosure. The standard and its implementation guidance are effective for fiscal years beginning on or after April 1, 2008 although earlier application is permitted. According to the standards and implementation, the Company newly disclosed that the purchase of certain material from a subsidiary of a shareholder for the year ended March 31, 2009.

The year-end balances of short-term loans made to a subsidiary of a major shareholder as of March 31, 2009 and 2007 amounted to ¥1,600,000 thousand ($16,162 thousand) and ¥1,700,000 thousand, respectively. There were no short-term loans made to a subsidiary of a major shareholder as of March 31, 2008.

11.	SUBSEQUENT EVENT

On June 25, 2009, the shareholders of the Company approved payments of cash dividends to the shareholders of record on March 31, 2009 of ¥6,780 thousand ($68 thousand) per share or a total of ¥3,756,120 thousand ($37,941 thousand) at the Company’s ordinary general meeting of shareholders.

12.	RECONCILIATION TO U.S. GAAP

The consolidated financial statements of the Group are prepared in accordance with Japanese GAAP, which varies in certain significant respects from U.S. GAAP. The following are reconciliations of equity and net income of the Company applying U.S. GAAP instead of Japanese GAAP.

The Group’s equity as of March 31, 2009 and 2008 is reconciled as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2009	2008	2009
Equity in accordance with Japanese GAAP	¥13,689,516	¥12,796,769	$138,278

Differences arising from different accounting for:
a. Goodwill, intangible assets and other business combination related adjustments	6,878,685	6,844,971	69,482
b. Accrued vacation	(2,037,978)	(1,698,414)	(20,586)
c. Employees’ retirement benefits	(2,249,241)	(456,271)	(22,720)
d. Asset retirement obligation	(30,604)	(26,102)	(309)
e. Capital leases	(32,257)	(32,742)	(326)
f. Minority interests	(46,614)	(40,998)	(471)
g. Change in fiscal year end		(90,799)
h. Tax effect of adjustments	(566,828)	(1,492,898)	(5,725)

Total	1,915,163	3,006,747	19,345

Shareholders’ equity in accordance with U.S. GAAP	¥15,604,679	¥15,803,516	$157,623

The Group’s net income for the years ended March 31, 2009, 2008 and 2007 is reconciled as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2009	2008	2007	2009
Net income in accordance with Japanese GAAP	¥2,934,957	¥2,580,391	¥2,383,432	$29,646

Differences arising from different accounting for:
a. Goodwill, intangible assets and other business combination related adjustments	33,714	5,059	228,708	340
b. Accrued vacation	(339,564)	(28,517)	(174,877)	(3,430)
c. Employees’ retirement benefits	(7,639)	(106,444)	(48,289)	(77)
d. Asset retirement obligation	(4,502)	40,484	(8,385)	(45)
e. Capital leases	485	(1,418)	(6,296)	5
g. Change in fiscal year end		(94,227)	(51,067)
h. Tax effect of adjustments	295,907	217,542	219,818	2,989

Total	(21,599)	32,479	159,612	(218)

Net income in accordance with U.S. GAAP	¥2,913,358	¥2,612,870	¥2,543,044	$29,428

Employees’ retirement benefits and tax effect of adjustments for the year ended March 31, 2008 have been corrected due to an immaterial error from ¥(114,642) thousand to ¥(106,444) thousand and ¥220,852 thousand to ¥217,542 thousand. As a result of this correction, net income in accordance with U.S. GAAP for the year ended March 31, 2008 has been corrected from ¥2,607,982 thousand to ¥2,612,870 thousand.

Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income,” establishes rules for the reporting of comprehensive income and its components. The following table summarizes the components of comprehensive income under U.S. GAAP for the years ended March 31, 2009, 2008 and 2007:

	Thousands of Yen			Thousands of U.S. Dollars
Comprehensive income	2009	2008	2007	2009
Net income in accordance with U.S. GAAP	¥2,913,358	¥2,612,870	¥2,543,044	$29,428
Unrealized loss on available-for-sale securities (net of tax)	(47,332)	(171,328)	(109,073)	(478)
Employees’ retirement benefits	(1,064,369)	(657,344)		(10,751)

Total comprehensive income	¥1,801,657	¥1,784,198	¥2,433,971	$18,199

Net income in accordance with U.S. GAAP and employees’ retirement benefits for the year ended March 31, 2008 have been corrected due to an immaterial error from ¥2,607,982 thousand to ¥2,612,870 thousand and from ¥(652,456) thousand to ¥(657,344) thousand, respectively.

The analysis of changes in shareholders’ equity under U.S. GAAP is as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2009	2008	2007	2009
Shareholders’ equity at beginning of year	¥15,803,516	¥14,144,408	¥11,286,233	$159,631
Comprehensive income	1,801,657	1,784,198	2,433,971	18,199
Adjustment to pension, adoption of SFAS No. 158			444,342
Purchases of treasury stock		(125,090)	(14,647)
Cash dividends	(2,000,494)			(20,207)
Other			(5,491)

Shareholders’ equity at end of year	¥15,604,679	¥15,803,516	¥14,144,408	$157,623

The following is a summary of the significant adjustments made to equity and net income to reconcile the Japanese GAAP results with U.S. GAAP. The paragraphs below refer to the corresponding items set forth above.

a.	Business Combinations

Under Japanese GAAP, the Business Accounting Council issued a Statement of Opinion, “Accounting for Business Combinations” in October 2003 which is effective for fiscal years beginning on or after April 1, 2006. Before this statement, there was no specific accounting standard addressing accounting for business combinations; therefore, companies followed common business practices dictated by the Code.

Under the purchase method generally applied by Japanese companies, goodwill is measured as the excess of cost over carrying values of the individual assets acquired and liabilities assumed at the acquisition date. Subsequently, the goodwill is amortized on a straight-line basis over a number of years that may vary, depending on the nature of the acquired business.

Under U.S. GAAP, all business combinations (excluding combinations of entities under common control) are accounted for using the purchase method as defined in SFAS No. 141, “Business Combinations.” SFAS No. 141 requires that the net assets, tangible and identifiable intangible assets less liabilities of the acquired company be recorded at fair value, with the difference between the cost of an acquired company and the fair value of the acquired net assets recorded as goodwill. Also, after the adoption of SFAS No. 142, “Goodwill and Intangible Assets,” goodwill and recognized indefinite-lived intangible assets in a business combination are not amortized, but are tested for impairment at least annually, as well as on an interim basis if events or changes in circumstances indicate that the goodwill and indefinite-lived intangible assets might be impaired. Separate intangible assets that are not deemed to have an indefinite life are amortized over their expected economic life and also tested for impairment.

In 2000, the Company purchased 100% of the outstanding common stock of KK Kizembo (“Kizembo”). In December 2005, the Company purchased 100% of the common stock of Yamato Corporation (“Yamato”). In July 2002, the Company purchased 100% of the common stock of Atlas Co. (“Atlas”) which owned 52.8% of the common stock of Mefos Co. (“Mefos”); subsequently, Atlas acquired in a series of step acquisitions the remaining 47.2% of common stock of Mefos by December 2005.

In March 2006, the Company and Atlas merged, leaving the Company as the surviving entity. As a result of the merger, the Company directly held 100% of the common stock of Mefos. Under Japanese GAAP, and in line with the Code, the Company consolidated the net carrying amount of the assets and liabilities of Mefos and wrote off the unamortized amount of goodwill related to the previous acquisition of Atlas and its subsidiary, Mefos.

Under U.S. GAAP, the March 2006 merger between the Company and Atlas was accounted for as a transfer of net assets or equity interests between the entities under common control. Such transfer is accounted for by the receiving entity at the carrying amounts, including goodwill in the accounts of the transferring entity at the date of the transfer. Consequently, the one-time accelerated goodwill amortization charge is reversed for U.S. GAAP reporting purposes.

On November 1, 2007, the Company completed its merger with Yamato. For the year ended March 31, 2008, the Company changed the reporting period for Yamato to include results through March 31. Refer to Note 12.g, Change in fiscal year end.

On April 1, 2008, the Company completed its merger with its wholly owned subsidiaries, Kizembo and AIM Dining Support Co., Ltd. All assets and liabilities of these entities were transferred to the Company at the appropriate carrying amount and there is no impact on the Company’s consolidated financial statements.

Goodwill:

The following table presents the carrying amount of goodwill under Japanese GAAP and U.S. GAAP as of March 31, 2009 and 2008:

	Thousands of Yen					Thousands of U.S. Dollars
	2009					2009
	Japanese GAAP			U.S. GAAP		Japanese GAAP			U.S. GAAP
Acquired Company	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Carrying Amount, Net of Impairment	Goodwill Related Reconciliation Item	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Carrying Amount, Net of Impairment	Goodwill Related Reconciliation Item
Kizembo	¥482,935	¥(482,935)		¥332,018	¥332,018	$4,878	$(4,878)		$3,354	$3,354
Mefos	6,175,740	(5,041,748)	¥1,133,992	1,875,532	741,540	62,381	(50,927)	$11,454	18,945	7,490
Yamato	2,982,465	(918,073)	2,064,392	2,112,419	48,027	30,126	(9,273)	20,853	21,337	485

Total	¥9,641,140	¥(6,442,756)	¥3,198,384	¥4,319,969	¥1,121,585	$97,385	$(65,078)	$32,307	$43,636	$11,329

	Thousands of Yen
	2008
	Japanese GAAP			U.S. GAAP
Acquired Company	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Carrying Amount, Net of Impairment	Goodwill Related Reconciliation Item
Kizembo	¥482,935	¥(482,935)		¥332,018	¥332,018
Mefos	6,175,740	(4,922,380)	¥1,253,360	1,875,532	622,172
Yamato	2,982,465	(623,160)	2,359,305	2,112,419	(246,886)

Total	¥9,641,140	¥(6,028,475)	¥3,612,665	¥4,319,969	¥707,304

For U.S. GAAP reporting purposes, prior to March 31, 2006, the Company recognized goodwill impairment in connection with the acquisition of Atlas and its subsidiary, Mefos.

For U.S. GAAP reporting purposes, the goodwill recognized in connection with the Kizembo acquisition was amortized for those periods prior to the adoption of SFAS No. 142.

For the years ended March 31, 2009, 2008 and 2007 the net income reconciliation item related to goodwill represents the reversal of the goodwill amortization charge amounting to ¥414,281 thousand ($4,185 thousand), ¥444,464 thousand and ¥507,980 thousand, respectively, recorded under Japanese GAAP.

Under Japanese GAAP, the estimated aggregate amortization expense for goodwill for the next five years is as follows:

Year Ending March 31	Thousands of Yen	Thousands of U.S. Dollars
2010	¥414,281	$4,185
2011	414,281	4,185
2012	414,281	4,185
2013	414,281	4,185
2014	414,281	4,185

Adjustment to intangible assets:

Under Japanese GAAP, the Company did not recognize identifiable intangible assets, other than goodwill, as part of purchase price allocation in a business combination.

In connection with the above-mentioned acquisitions, under U.S. GAAP, the Company recognized identifiable intangible assets and when applicable amortized those over the expected economic life of each intangible asset. The table below presents the gross carrying amount, accumulated amortization and net carrying amount, in total and by major class of intangible assets acquired in the above-mentioned business combinations as of March 31, 2009 and 2008:

	Thousands of Yen						Thousands of U.S. Dollars
	2009			2008			2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer contracts	¥7,366,836	¥(1,920,562)	¥5,446,274	¥7,366,836	¥(1,507,170)	¥5,859,666	$74,413	$(19,400)	$55,013
Trademarks	361,723		361,723	361,723		361,723	3,654		3,654

Total	¥7,728,559	¥(1,920,562)	¥5,807,997	¥7,728,559	¥(1,507,170)	¥6,221,389	$78,067	$(19,400)	$58,667

For the years ended March 31, 2009, 2008 and 2007 the net income reconciliation item related to intangible assets represents the intangible assets amortization charge recognized under U.S. GAAP amounting to ¥413,392 thousand ($4,176 thousand), ¥413,392 thousand and ¥413,392 thousand, respectively.

Customer contracts are being amortized on a straight-line basis over periods of 14 to 20 years. Trademarks are not amortized but are tested for impairment at least annually, as well as on an interim basis if events or changes in the circumstances indicate that the trademarks might be impaired.

Under U.S. GAAP, the estimated aggregate amortization expense for intangible assets acquired for the next five years is as follows:

Year Ending March 31	Thousands of Yen	Thousands of U.S. Dollars
2010	¥413,392	$4,176
2011	413,392	4,176
2012	413,392	4,176
2013	413,392	4,176
2014	413,392	4,176

Other adjustments in connection with business combinations:

The following table represents a summary of other adjustments in connection with the Yamato business combination as described above as of and for the years ended March 31, 2009 and 2008:

	Thousands of Yen					Thousands of U.S. Dollars
	2009		2008		2007	2009
	As of March 31, 2009	Year Ended March 31, 2009	As of March 31, 2008	Year Ended March 31, 2008	Year Ended March 31, 2007	As of March 31, 2009	Year Ended March 31, 2009
Reversal of impairment of the value of land of the acquired company recognized under Japanese GAAP for the year ended March 31, 2007, which was considered as part of the purchase price allocation for U.S. GAAP accounting purposes					¥88,577
Deferred revenue recognized under U.S. GAAP not recognized under Japanese GAAP, and amortization of deferred revenue (1)	¥(26,474)	¥32,825	¥(59,299)	¥50,885	67,213	$(267)	$331
Insurance reserve (2)				(76,898)	(74,102)
Miscellaneous items, net	(24,423)		(24,423)		52,432	(247)

Total	¥(50,897)	¥32,825	¥(83,722)	¥(26,013)	¥134,120	$(514)	$331

(1)	Under Japanese GAAP, Yamato, the acquired company, had arrangements that required Yamato’s customers to pay a certain amount of revenue at the start of the contract prior to the acquisition date. These up-front payments were characterized as non-refundable and were related to services to be provided in future years. Yamato recognized these payments as revenue on a cash received basis. Under U.S. GAAP, the up-front payments are deferred over the longer of the contractual life of an arrangement or the customer relationship life. In addition, if the balance sheet of an acquired entity immediately before the acquisition date includes deferred revenue, the acquiring entity is required to recognize a liability if such deferred revenue represents a legal obligation assumed by the acquiring entity. The amount assigned to that liability is based on its estimated fair value at the acquisition date.
(2)	Insurance reserve represents certain reimbursable payments made by Yamato to insurance companies. Following the Japanese tax law, the Company expensed these payments as incurred and recorded the reimbursement as income when it is received. For U.S. GAAP reporting purposes, the Company considered these reimbursable insurance payments to be part of the net assets acquired, which are fair-valued at the acquisition date for purchase accounting purposes. During the year ended March 31, 2008, these reimbursable payments were expensed due to the termination of the related insurance contracts.

Business combinations adjustments summary:

The following table summarizes the U.S. GAAP adjustments related to the above-mentioned business combinations:

	Thousands of Yen					Thousands of U.S. Dollars
	2009		2008		2007	2009
	As of March 31, 2009	Year Ended March 31, 2009	As of March 31, 2008	Year Ended March 31, 2008	Year Ended March 31, 2007	As of March 31, 2009	Year Ended March 31, 2009
Goodwill	¥1,121,585	¥414,281	¥707,304	¥444,464	¥507,980	$11,329	$4,185
Intangible assets	5,807,997	(413,392)	6,221,389	(413,392)	(413,392)	58,667	(4,176)
Land, deferred revenue, and other fair value adjustments	(50,897)	32,825	(83,722)	(26,013)	134,120	(514)	331

Total	¥6,878,685	¥33,714	¥6,844,971	¥5,059	¥228,708	$69,482	$340

b.	Accrued Vacation

Japanese GAAP does not specifically require a company to accrue liabilities for future compensated absences (short-term employee benefits). Under U.S. GAAP, in accordance with SFAS No. 43, “Accounting for Compensated Absences,” absences such as vacations are accrued when earned by employees.

As disclosed in Note 2.a., the Company sold its wholly owned subsidiary, Any, with gains of ¥424,557 thousand ($4,288 thousand) in accordance with Japanese GAAP and ¥443,922 thousand ($4,484 thousand) in accordance with U.S. GAAP. The difference in gains from the sale between Japanese GAAP and U.S. GAAP amounting to ¥19,365 thousand ($196 thousand) consisted mainly of the difference arising from different accounting for accrued vacation of ¥18,564 thousand ($188 thousand).

c.	Employees’ Retirement Benefits

Japanese GAAP and U.S. GAAP follow similar principles in accounting for retirement benefit obligations; however, there are several differences in the detailed application of these principles.

Under Japanese GAAP, the Group adopted the accounting standard for retirement benefits as of April 1, 2000. Upon adoption, an election to amortize the transition obligation over a 5 to 12 year period was made.

The following represent the most relevant differences between Japanese GAAP and U.S. GAAP in connection with assumptions used to calculate pension liability:

(1)	Unlike U.S. GAAP, there is no corridor approach under Japanese GAAP but it includes the consideration of materiality with regard to the selection of assumptions to determine past benefit obligations and therefore the resulting recognition of actuarial differences.

(2)	Under Japanese GAAP, the rate used to discount benefit obligations may be determined by reference to average interest rates of a certain period and need not necessarily be the rate prevailing on the balance sheet date. This introduces a smoothing effect that is not accepted under U.S. GAAP.

The liability for employees’ retirement benefits at March 31, 2009 and 2008 under U.S. GAAP consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2009	2008	2009
Projected benefit obligation	¥(8,126,461)	¥(7,420,415)	$(82,085)
Fair value of plan assets	4,838,456	5,881,861	48,873

Net liability under U.S. GAAP	(3,288,005)	(1,538,554)	(33,212)

Net liability under Japanese GAAP:
Employees’ retirement benefits	(1,188,412)	(1,193,991)	(12,004)
Prepaid pension costs	149,648	111,708	1,512

Total	(1,038,764)	(1,082,283)	(10,492)

Equity reconciliation item	¥(2,249,241)	¥(456,271)	$(22,720)

Under U.S. GAAP, the components of net periodic benefit costs for the years ended March 31, 2009, 2008 and 2007 are as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2009	2008	2007	2009
Service cost	¥607,392	¥598,496	¥603,071	$6,135
Interest cost	142,156	133,051	129,319	1,436
Expected return on plan assets	(117,188)	(134,643)	(122,884)	(1,184)
Recognized actuarial gain		(8,198)	(35,132)

Net periodic benefit costs under U.S. GAAP	632,360	588,706	574,374	6,387
Net periodic benefit costs under Japanese GAAP	624,721	482,262	526,085	6,310

Net income reconciliation item	¥7,639	¥106,444	¥48,289	$77

Recognized actuarial gain for the year ended March 31, 2008 has been corrected due to an immaterial error from zero to ¥(8,198) thousand. As a result of this correction, net periodic benefit costs under U.S. GAAP and net income reconciliation item for the year ended March 31, 2008 have been corrected from ¥596,904 thousand to ¥588,706 thousand and from ¥114,642 thousand to ¥106,444 thousand, respectively.

The U.S. GAAP assumptions used for the years ended March 31, 2009, 2008 and 2007 are set forth below:

	2009	2008	2007
Discount rate	1.50%	2.00%	2.00%
Expected rate of return on plan assets	2.0%	From 2.0% to 2.5%	2.00%
Recognition period of actuarial gain/loss	From 5 to 12 years	From 5 to 12 years	From 5 to 12 years

d.	Asset Retirement Obligation

Under Japanese GAAP, the Group does not recognize any liability for future legal obligations for asset retirement associated with the restoration of leased properties to return them to their original condition because there is no specific requirement. Under U.S. GAAP, SFAS No. 143, “Accounting for Asset Retirement Obligations,” requires a company to record a legal obligation associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, or development and/or the normal operation of a long-lived asset, at its fair value. Such obligation generally includes provisions under a lease agreement to remove asset placed in service at the leased premises or improvements made to the leased property during the lease term.

The Group leases several corporate and regional offices and has installed leasehold improvements, such as partitions, counters and phone systems, in these leased properties. Most lease agreements in Japan require the lessee to restore the leased property to its original condition, including removal of the leasehold improvements the lessee has installed when the lessee moves out of the leased property. As a result, the Group will incur certain future costs for the restoration that are required under the lease agreements.

The Group has reviewed the assumptions used to calculate its asset retirement obligations and decided to change the estimated average asset retirement cost per “tsubo” (equivalent to 3.3 square meters) from ¥30 thousand to ¥20 thousand during the year ended March 31, 2008. Under the provisions of SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and Financial Accounting Standards Board (the “FASB”) Statement No. 3,” a change in the assumptions used to calculate asset retirement obligations is treated as a change in accounting estimate. The effect of this change has been reflected on a prospective basis beginning April 1, 2007.

The following represents a reconciliation of the asset retirement obligations for the years ended March 31, 2009 and 2008:

	Thousands of Yen		Thousands of U.S. Dollars
	2009	2008	2009
Asset retirement obligations at beginning of year	¥(78,698)	¥(138,927)	$(795)
Revision to estimate	(1,177)	49,139	(12)
Additions to asset retirement obligations	(5,559)	(19,946)	(56)
Liabilities settled during the year	4,999	32,190	50
Accretion of discount	(1,046)	(1,154)	(10)

Asset retirement obligations at end of year	¥(81,481)	¥(78,698)	$(823)

The following table presents asset retirement costs, accumulated depreciation of asset retirement costs, asset retirement obligations, and related expenses in connection with the Group’s real estate leases as of and for the years ended March 31, 2009, 2008 and 2007:

	Thousands of Yen			Thousands of U.S. Dollars
	2009	2008	2007	2009
Asset retirement costs	¥74,737	¥71,728		$755
Accumulated depreciation of asset retirement costs	(23,860)	(19,132)		(241)
Asset retirement obligations	(81,481)	(78,698)		(823)

Asset retirement obligations, net	¥(30,604)	¥(26,102)		$(309)

Reversal of asset retirement costs recognized under Japanese GAAP		¥24,554
Asset retirement costs—depreciation expense	¥(8,010)	4,340	¥(6,698)	$(81)
Asset retirement obligations—accretion expense	(1,046)	4,781	(1,687)	(10)
Impairment loss	(445)	(827)		(4)
Other income	4,999	7,636		50

Asset retirement obligation impact on net income before income tax	¥(4,502)	¥40,484	¥(8,385)	$(45)

e.	Capital Leases

Previously, Japanese GAAP permitted finance leases that do not transfer ownership of the leased property to a lessee were accounted for as operating lease transactions if certain “as if capitalized” information was disclosed in the notes to the lessee’s financial statements. However, as in Note 2.l, the new accounting standard for lease required the Company to capitalize all finance leases on its consolidated balance sheet.

For finance leases that do not transfer ownership and whose commencement day falls prior to the first year of implementation of this accounting standard are continued to be accounted for as an operating lease with required pro forma disclosure in the notes in accordance with an exceptional rule in the new accounting standard. Refer to Notes 2.l and 8.

U.S. GAAP requires the application of SFAS No. 13, “Accounting for Leases,” in order to determine whether a lease should be classified as an operating or capital lease. The Group analyzed its leases in accordance with the criteria specified in SFAS No. 13 and determined that certain of its leases should be capitalized.

The Company sells certain vending machines to third-party leasing companies and, at the same time, enters into agreements to lease back the machines. Such transactions have been accounted for as a sale and an operating lease under Japanese GAAP, while, under U.S. GAAP, they have been accounted for as a sale and capital lease as the lease term equals or exceeds 75% of remaining estimated economic life of the leased asset.

The following table presents a summary of the differences between Japanese GAAP and U.S. GAAP for lease-related assets and liabilities as of March 31, 2009 and 2008, and income statement related information for the years ended March 31, 2009, 2008 and 2007:

	Thousands of Yen			Thousands of U.S. Dollars
	2009	2008	2007	2009
Machinery and equipment	¥63,873	¥131,962		$645
Furniture and fixtures	1,903,236	2,231,341		19,225
Other assets	397,836	465,858		4,019
Accumulated depreciation	(1,391,523)	(1,325,699)		(14,056)
Lease liabilities	(1,008,488)	(1,541,333)		(10,187)
Other long-term liabilities	2,809	5,129		28

Net impact on shareholders’ equity	¥(32,257)	¥(32,742)		$(326)

Reversal of operating lease expense	¥587,382	¥561,656	¥654,066	$5,933
Lease asset depreciation under U.S. GAAP	(558,217)	(534,182)	(626,024)	(5,638)
Lease related interest expense under U.S. GAAP	(28,680)	(28,892)	(34,338)	(290)

Lease related impact on net income before income tax	¥485	¥(1,418)	¥(6,296)	$5

Machinery and equipment and furniture and fixtures as of March 31, 2008 have been corrected due to an immaterial error from ¥367,812 thousand to ¥131,962 thousand and from ¥1,995,491 thousand to ¥2,231,341 thousand, respectively.

Other than the above lease-related assets and liabilities, lease assets of ¥116,557 thousand ($1,177 thousand) and lease liabilities of ¥102,122 thousand ($1,032 thousand) were capitalized on the balance sheet as of March 31, 2009 in accordance with Japanese GAAP, which were consisted of furniture and fixtures.

f.	Minority Interests

Under Japanese GAAP, the Company classifies its minority interests within equity. U.S. GAAP requires minority interests to be presented as a separate line item between long-term liabilities and shareholders’ equity in the consolidated balance sheet.

g.	Change in Fiscal Year End

Until the year ended March 31, 2007, the Company consolidated its wholly owned subsidiary, Yamato on a 68-day lag corresponding to Yamato’s year end of January 20. During the year ended March 31, 2008, Yamato’s fiscal year end was changed to March 31. In accordance with Japanese GAAP, for the year ended March 31, 2008, the Group eliminated the lag and consolidated the results of operations and cash flows for Yamato for the period from January 21, 2007 to March 31, 2008. Under U.S. GAAP, such change in reporting period is accounted for as a change in accounting principle and the financial statements are retroactively adjusted as if the change occurred at the beginning of the earliest period presented.

The effect of the change in fiscal year end on the balance of shareholders’ equity as of March 31, 2008 in accordance with U.S. GAAP was ¥90,799 thousand. The effects of change in fiscal year end on net income for the years ended March 31, 2008 and 2007 were ¥94,277 thousand and ¥51,067 thousand, respectively.

h.	Tax Effect of Adjustments

Accounting for income taxes in accordance with Japanese GAAP is substantially similar to accounting for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Other than the deferred tax impact from the U.S. GAAP reconciliation items, there is no material difference in connection with accounting for income taxes resulting from the application of U.S. GAAP. The following table illustrates the impact on the Japanese GAAP deferred tax assets and liabilities in the Group’s consolidated balance sheets as a result of the U.S. GAAP adjustments as of March 31, 2009 and 2008:

	Thousands of Yen			Thousands of U.S. Dollars
	2009			2009
	Japanese GAAP Balances	SFAS No. 109 Applied to U.S. GAAP Adjustments	U.S. GAAP Balances	Japanese GAAP Balances	SFAS No. 109 Applied to U.S. GAAP Adjustments	U.S. GAAP Balances
Balance sheet:
Current deferred tax assets	¥1,999,429	¥135,075	¥2,134,504	$20,196	$1,364	$21,560
Non-current deferred tax assets	554,468	352,384	906,852	5,601	3,559	9,160
Non-current deferred tax liabilities		(1,054,287)	(1,054,287)		(10,648)	(10,648)

Net deferred tax assets	¥2,553,897	¥(566,828)	¥1,987,069	$25,797	$(5,725)	$20,072

	Thousands of Yen
	2008
	Japanese GAAP Balances	SFAS No. 109 Applied to U.S. GAAP Adjustments	U.S. GAAP Balances
Balance sheet:
Current deferred tax assets	¥1,945,313	¥28,039	¥1,973,352
Non-current deferred tax assets	553,341	715,165	1,268,506
Non-current deferred tax liabilities		(2,236,102)	(2,236,102)

Net deferred tax assets	¥2,498,654	¥(1,492,898)	¥1,005,756

i.	Cash and Cash Equivalents

In accordance with Japanese GAAP, the Group’s cash and cash equivalents consist of short-term investments that are readily convertible into cash and that are exposed to insignificant risk of changes in value. Cash equivalents include time deposits and benefit bonds of securities investment trusts, all of which mature or become due within three months of the date of acquisition. The Group also considers being cash equivalents a restricted cash deposit of ¥13,641 thousand ($138 thousand) as of March 31, 2009 and ¥13,641 thousand as of March 31, 2008, which is to be used to buy back its own shares.

Under U.S. GAAP, cash equivalents are defined as short-term, highly liquid investments that are both readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in value because of changes in interest rates. Additionally, restricted cash should be disclosed separately from cash and cash equivalents on the face of the balance sheet and should not be included in the cash total in the statement of cash flows.

The Group has presented the balance of the restricted cash deposit as an investing activity in the consolidated statements of cash flows as of March 31, 2009 and 2008 for U.S. GAAP reporting purposes.

The following table represents the Group’s condensed consolidated information related to the statement of cash flows for the years ended March 31, 2009, 2008 and 2007:

	Thousands of Yen			Thousands of U.S. Dollars
	2009	2008	2007	2009
Net cash provided by operating activities	¥4,301,470	¥3,949,163	¥4,081,828	$43,449
Net cash (used in) provided by investing activities	(2,100,437)	(496,081)	171,050	(21,217)
Net cash used in financing activities	(2,574,422)	(3,361,149)	(4,502,284)	(26,004)

Net (decrease) increase in cash and cash equivalents	(373,389)	91,933	(249,406)	(3,772)
Cash and cash equivalents at beginning of year	8,609,000	8,517,067	8,766,473	86,960

Cash and cash equivalents at end of year	¥8,235,611	¥8,609,000	¥8,517,067	$83,188

j.	Recent Accounting Pronouncements to Be Adopted in Future Periods

U.S. GAAP

In July 2006, the FASB released FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109.” The Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. In February 2008, the FASB issued FASB Staff Position (“FSP”) FIN No. 48-2, “Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises.” This FSP defers the effective date of FIN No. 48 for nonpublic enterprises to annual financial statements for fiscal years beginning after December 15, 2007. In December 2008, the FASB issued FSP FIN No. 48-3, “Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises.” This FSP defers the effective date of FIN No. 48 for certain nonpublic entities including nonpublic not-for-profit organizations to the annual financial statements for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact from adopting FIN No. 48 on its consolidated financial position and consolidated results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) establishes principles and requirements for the reporting entity in a business combination, including recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. This statement also establishes disclosure requirements to enable financial statement users to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the potential impact from adopting SFAS No. 141(R) on its consolidated financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—amendment of Accounting Research Bulletin No. 51.” SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. SFAS No. 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the potential impact from adopting SFAS No. 160 on its consolidated financial position and results of operations.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events.” SFAS No. 165 distinguishes between the date that the financial statements are issued from the date that the financial statements are available to be issued and requires that the disclosure identify the date through which an entity has evaluated subsequent events on that basis. This disclosure should highlight that an entity has not evaluated subsequent events after that date. SFAS No. 165 is effective for interim or annual financial periods ending after June 15, 2009. The Company does not expect its adoption will have a material impact on its financial position and results of operations.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162.” SFAS No. 168 establishes the Codification as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Following this Statement, the board of directors will not issue new standards in the form of Statements, FSPs, or Emerging Issues Task Force (“EITF”) Abstracts. Instead, it will issue Accounting Standards Updates. All guidance contained in the Codification carries an equal level of authority. The GAAP hierarchy will be modified to include only two levels of GAAP: authoritative and nonauthoritative. All nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. The Codification and SFAS No. 168 are effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company does not expect the Codification and SFAS No. 168 will have a material impact on its financial position and results of operations.

In January 2009, the FASB issued FSP EITF Issue No. 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20.” This FSP amends the impairment guidance in EITF 99-20 to align it with the impairment guidance in SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” This FSP emphasizes that management’s judgment should be used as part of the impairment assessment process and also that management should take into account several qualitative and quantitative factors as part of its assessment. This FSP is effective for interim and annual periods ending after December 15, 2008. The Company is currently evaluating the impact from adoption of this FSP on its financial position and results of operations.

In April 2009, the FASB staff issued FSP SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the impact from adoption of this FSP on its financial position and results of operations.

In March 2008, the FASB issued EITF Issue No. 08-3, “Accounting by Lessees for Nonrefundable Maintenance Deposits.” This EITF applies to the lessee’s accounting for maintenance deposits paid by the lessee under an arrangement accounted for as a lease that are refunded only if the lessee performs specified maintenance activities. This EITF concludes that such maintenance deposits shall be accounted for as a deposit asset. This EITF is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the potential impact from adopting this EITF on its financial position and results of operations.

In November 2008, the FASB issued EITF Issue No. 08-6, “Equity Method Investment Accounting Considerations.” This EITF clarifies the accounting for certain transactions and impairment considerations involving equity method investments. This EITF is effective in fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the potential impact from adopting this EITF on its financial position and results of operations.

Japanese GAAP

In March 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 17, “Accounting Standard for Disclosures about Segments of an Enterprise and Related Information,” and ASBJ Guidance No. 20, “Guidance on Accounting Standard for Disclosures about Segments of an Enterprise and Related Information.” The new standard and related implementation guidance adopt the management approach to determine operating segments. Additionally, the standard and its implementation guidance clarify the aggregation criteria and the quantitative thresholds to determine the reporting segments and also provide the related disclosure requirements. The standard and its implementation guidance are effective for fiscal years beginning on or after April 1, 2010. The Company believes that the adoption of ASBJ Statement No. 17 and ASBJ Guidance No. 20 will not have a significant impact on its consolidated financial position and results of operations.

In March 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 18, “Accounting Standard for Asset Retirement Obligations,” and ASBJ Guidance No. 21, “Guidance on Accounting Standard for Asset Retirement Obligations.” The new standard and related implementation guidance clarify the definition of an asset retirement obligation; describe the accounting treatment that recognizes an asset retirement obligation as a liability and the related asset retirement cost as a tangible fixed asset, as well as the disclosure requirements related to asset retirement obligations. The standard and its implementation guidance are effective for fiscal years beginning on or after April 1, 2010 although earlier application is permitted. The Company is currently evaluating the potential impact from adopting ASBJ Statement No. 18 and ASBJ Guidance No. 21 on its consolidated financial position and results of operations.

In July 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 19, “Partial Amendments to Accounting Standard for Retirement Benefits (Part 3).” The standard removed the allowance to use an average discount rate based on bond yields over a certain period. The standard requires the use of the discount rate prevailing at the period end. The new standard is effective for fiscal years beginning on or after April 1, 2009 although earlier application is permitted. The Company believes that the adoption of ASBJ Statement No. 19 will not have a significant impact on its consolidated financial position and results of operations.

In December 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 7, “Revised Accounting Standard for Business Divestitures.” The standard prescribes the accounting treatment for corporate divestitures and business transfers for the transferor in order to provide consistency with the revised Accounting Standards of “Business Combination.” This standard is applied to corporate divestitures and business transfers which occur on or after April 1, 2010. It is not prohibited to apply this standard for a corporate divestiture or business transfer that occurs during the fiscal year beginning on or after April 1, 2009. The Company is currently evaluating the potential impact from adopting ASBJ Statement No. 7 on its consolidated statement of financial position and statement of income.

In March 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 10, “Accounting Standard for Financial Instruments” and ASBJ Implementation Guidance No. 19, “Guidance on Disclosures about Fair Value of Financial Instruments.” This new standard and related implementation guidance expand the disclosure requirements relating to the fair value measurements of financial instruments. This standard and implementation guidance are effective for the period ending on or after March 31, 2010. Earlier adoption is permitted. The Company does not expect this standard and implementation guidance have a material impact on its consolidated statement of financial position and statement of income.

In March 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 16, “Accounting Standard for Equity Method of Accounting for Investments” and PITF No. 24, “Practical Solution on Unification of Accounting Policies Applied to Associates Accounted for Using the Equity Method.” This new standard and PITF require the accounting policies applied by an entity, its subsidiaries and its equity method investees should be consistently. This standard and PITF are applied to fiscal years beginning on or after April 1, 2010. Earlier adoption is permitted. The Company is currently evaluating the potential impact from adopting ASBJ Statement No. 16 and PITF No. 24 on its consolidated statement of financial position and statement of income.

In December 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 21, “Accounting Standard for Business Combinations.” This new standard amends “Accounting Standard for Business Combinations” (issued in 2003) partially. The amendments include (1) abolishment of pooling of interests method, (2) measurement date of fair value of shares in a share exchange, (3) determination of the purchase price of the acquired company in a step acquisition, (4) accounting treatment of negative goodwill and (5) accounting in process research and development costs. The accounting standard is to be applied for business combinations and business divestitures which are performed on or after April 1, 2010. It is not prohibited to apply this standard to the first business combination or business divestiture occurring during the fiscal years beginning on or after April 1, 2009. The Company is currently evaluating the potential impact from adopting ASBJ Statement No. 21 on its consolidated statement of financial position and statement of income.

In December 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 22, “Accounting Standard for Consolidated Financial Statements.” This new standard partially amends the “Consolidation Principle” issued in 1997 by abolishing the proportionate valuation method which allowed companies to value only their proportionate share of assets and liabilities in a subsidiary based on the company’s interest at fair value at the time of acquisition. This standard requires that companies must measure the total fair value of an entity including minority interests upon acquisition. This standard applies to business combinations and business divestitures which occur on or after April 1, 2010. Early adoption is permitted. The impact of this accounting standard will depend on whether the Company will have business combinations in the future.